CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES SELECTS CELESTICA AS

ELECTRONICS MANUFACTURING SERVICES PROVIDER FOR ITS POWER PACK PRODUCTS

New York, NY – May 25, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced that its wholly owned subsidiary, More Energy Ltd., has signed a design and engineering agreement with Celestica, a world leader in electronics manufacturing services (EMS), for the Company’s fuel cell Power Pack products. Celestica is a global EMS provider with 2004 revenues of $8.84 billion and over 40 manufacturing sites worldwide.

Through the agreement, Celestica’s Automated Manufacturing Services division will commence the design of a semi-automated production line that will be used to produce the Power Packs. Celestica has also been identified as the EMS partner of choice for the future manufacture of the products.

A world leader in Lean manufacturing and the operation of high-speed, high volume automated manufacturing lines, Celestica provides a full range of cost-effective automated manufacturing services, ranging from product design for automation and automated line design, to full volume electronics manufacturing. The company’s experience in the automated manufacture of products that incorporate many of the requirements of Medis’ fuel cell Power Packs – including plastics and electronics integration, liquid sealing and testing technologies – renders Celestica an ideal partner for the high-volume production of Medis Technologies’ Power Pack products.

Medis Technologies’ disposable Power Pack is aimed at the consumer market. The product provides a portable auxiliary power source that operates and charges portable electronic devices, such as cell phones (including advanced 3G cell phones with a full range of functionality), digital cameras, PDAs, MP3 players, hand-held video games and other devices with similar power requirements. The Company also produces a refuelable military Power Pack.

“We are pleased to announce our choice of Celestica as our manufacturing and design partner,” said Robert K. Lifton, Chairman & CEO of Medis Technologies. “Their experience in the design and automated assembly of high-volume products provides us with the necessary expertise to assemble our fuel cell Power Packs at a competitive cost while delivering high quality and consistent performance.”

“We are pleased that Medis Technologies has selected us as its EMS partner for its Power Pack products,” said Kevin Walsh, Vice President of Celestica’s Automated Manufacturing Services division. “Our industry-leading design and engineering services, and ability to provide integrated electronics and plastics in a complex, high-speed, high-volume manufacturing environment, enables us to provide Medis with a unique solution tailored to their specific needs.”

Medis Technologies Ltd.	Page 2

May 25, 2005

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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